PROSPECTUS SUPPLEMENT                   FILED PURSUANT TO RULE 424(B)(3) AND (C)
(TO PROSPECTUS DATED JULY 20, 1998)                        FILE NUMBER 333-56765

                           ARBOR SOFTWARE CORPORATION
              $100,000,000 PRINCIPAL AMOUNT OF 4 1/2% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2005
                  (INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15)

                        1,774,403 SHARES OF COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated July 20, 1998 relating to (i) $100,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2005 (the "Notes") of Arbor Software Corporation, a Delaware corporation (the "Company"), and (ii) 1,774,403 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated and BancAmerica Robertson Stephens in March 1998 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On August 6, 1998 the closing price of the Common Stock of the Company on the Nasdaq National Market was $28 7/8. The Common Stock of the Company is traded under the symbol "ARSW."

     The section entitled "Selling Securityholders" commencing on page 35 of the Prospectus is hereby amended to reflect a name change of certain Selling Securityholders from Van Kampen American Capital Harbor Fund to Van Kampen Harbor Fund, and from Societe General Securities Corp. to SG Cowen Securities Corporation. In addition, the section entitled "Selling Securityholders" is hereby amended to include the following table:

                                                   PRINCIPAL AMOUNT OF NOTES                         PRINCIPAL AMOUNT OF
                                                    BENEFICIALLY OWNED THAT    PERCENTAGE OF NOTES    NOTES TO BE SOLD
         NAME OF SELLING SECURITYHOLDER                 MAY BE SOLD(1)             OUTSTANDING             (2)(3)
         ------------------------------            -------------------------   -------------------   -------------------
BancAmerica Robertson Stephens(4)................         $1,035,000                  1.03%                18,365
Bear Stearns & Co., Inc..........................         $  750,000                     *                 13,308
SG Cowen Securities Corporation(5)...............         $2,500,000                  2.50%                44,360

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 *  Less than 1%.
(1) Unless otherwise noted, represents the aggregate principal amount of Notes beneficially owned by the Selling Securityholder as of August 6, 1998 and prior to giving effect to the sale of the Notes being offered hereby.
(2) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $56.357 per share; such conversion price is subject to adjustment as described under "Description of the Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture (as defined), fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3) As of August 6, 1998, the Selling Securityholders did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.
(4) As set forth in the Prospectus, BancAmerica Robertson Stephens ("BARS") was an initial purchaser of the Notes. In addition, BARS has, from time to time, provided investment banking and other advisory services to the Company.
(5) Represents additional Notes and Shares being registered by the Selling Securityholder.

     The preceding table has been prepared based upon the information furnished to the Company by the Selling Securityholders named therein.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is August 7, 1998.